Exhibit 10.1

March 27, 2015

Carolyn Getridge

Re: Employment Terms

Dear Carolyn:

This letter agreement (“Agreement”) sets forth the terms and conditions of your continued employment with Cambium Learning Group, Inc. (the “Company”) as the Senior Vice President of Strategic Partnerships of Cambium Learning Group, effective as of January 1, 2015 (the “Effective Date”).

1. Salary.

As of the Effective Date, your base salary (“Base Salary”) will continue to be $8,278.84 bi-weekly ($ 215,249.92 if annualized), payable in accordance with the regular payroll practices of the Company as a full-time employee. As July 1, 2015 (New “Effective Date”) your employment status will move to a part-time employee with the same title and as of the New Effective Date, your base salary (“Base Salary”) will be $5,000.00 bi-weekly ($130,000.00 if annualized), payable in accordance with the regular payroll practices of the Company as a full-time employee. You acknowledge and understand that all calculations for annual bonus, merit pay, severance, company paid disability, 401(k) match and any other benefit or compensation plan or program sponsored or maintained by the Company or its affiliates will utilize your Base Salary.

2. Bonus/ Commission

You will not be eligible to participate in the Company’s Financial Bonus Plan; as such plan may be amended from time to time. You are eligible to earn incentive compensation based on the Incentive Sales Plan which will indicate a commission rate of 2% of sales bookings from a compiled list of Strategic Sales Accounts.

3. Benefits.

During your continued employment with the Company, you will be entitled to participate in the employee retirement and welfare benefit plans and programs consistent with those of similarly situated executives (subject to enrollment criteria, eligibility requirements and the terms and conditions of such plans and programs). The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

4. Separation of Employment/ Stock Options/ Special Conditions

Contingent upon election at the Annual meeting of Stock holder in May, you will move to an Employee Board Director. As of December 31, 2015, your employment agreement with the company will end, at which time you will be eligible to receive all eligible time-off benefits available to you to be paid out, less any applicable federal, and state withholdings. As of January 1, 2016 you will move into a non-Employee Board Director and begin to receive Board Director fees. Your stock options will continue to vest as long as you are employed and/ or serve a Director on the Company’s Board of Directors.

5. Company Right to Recover Payments Under this Agreement.

You hereby agree that, if it is ever determined by the Company that any action, or inaction by you constituted grounds for termination for Cause, then the Company may recover all of any award or payment made to you pursuant to this Agreement, and you agree to repay and return any such award or payment to the Company. The Company may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from you, (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to you, or (iii) any combination of (i) and (ii) above.

6. At-Will Employment.

This Agreement does not change the at-will nature of your employment relationship with the Company.

7. Withholding.

Notwithstanding anything in this Agreement to the contrary, the Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

8. Indemnification.

The Company shall indemnify you to the same extent that its officers, directors and employees are entitled to indemnification as of the date hereof pursuant to the Company’s Articles of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company.

9. Section 409A.

The payments pursuant to this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be interpreted and operated accordingly to the fullest extent possible; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Section 409A. In accordance with the preceding sentences, the date on which a “separation from service” pursuant to Section 409A (“Separation from Service”) occurs shall be treated as the termination of employment date for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A. To the extent that any payments pursuant to this Agreement constitute “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if you are a “Specified Employee” pursuant to Section 409A on the date of your Separation from Service, then to the extent required for you not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made before the earlier of (i) 6 months after your Separation from Service, or (ii) the date of your death. Should the preceding sentence result in payments to you at a later time than otherwise would have been made under this Agreement, on the first day any such payments may be made without incurring additional tax pursuant to Section 409A (“409A Payment Date”), the Company shall make such payments provided that any amounts that would have been paid earlier but for the application of this paragraph shall be paid in a lump sum on the 409A Payment Date. For purposes of Section 409A, each payment installment shall be treated as a separate payment. The parties agree to cooperate to minimize the impact of Section 409A without materially changing the economic value of this Agreement to either party.

10. Removal from All Positions.

If your employment with the Company terminates for any reason (whether initiated by you or the Company), you shall be deemed to resign from all offices and positions you then hold at the Company and/or its affiliates (collectively, the “Cambium Companies”) and as a member of the board of directors and/or other similar governing bodies (and committees thereof) of any of the Cambium Companies on which you then serve (if any), each effective as of the date of termination of your employment; provided, however, you agree to take all further actions that are deemed reasonably necessary by the Company to effectuate or memorialize such resignations (including, without limitation, promptly executing and delivering resignation letters memorializing such resignations).

11. Confidentiality, Non-Compete Agreement.

As a condition to being offered this position, you hereby agree to execute the Confidentiality Agreement in a form substantially similar to the form attached hereto as Attachment A (the “Confidentiality Agreement”).

12. Cooperation.

You agree to reasonably cooperate with the Company and its affiliates during your employment and thereafter in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, you being available to the Company upon reasonable notice and at reasonable times for interview and factual investigations, appearing at the Company’s request upon reasonable notice and at reasonable times to give testimony without requiring service of a subpoena or other legal process, delivering to the Company requested information and relevant documents which are or may come into your possession), all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. The obligations under this Section 13 shall survive the termination of your employment with the Company. If your cooperation under this Section 13 is required after your termination of employment, the Company shall (i) provide you reasonable advance notice after giving due consideration to your then current employment obligations and (ii) to the extent permitted by applicable law and court rules, reimburse you for all reasonable travel expenses and other reasonable out of pocket expenses upon submission of receipts.

13. Acknowledgment.

You acknowledge that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney of your own choosing. You further acknowledge that you have carefully read this Agreement, understand its contents and freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

14. Governing Law.

This Agreement is governed by the laws of the State of Delaware (excluding conflicts of laws).

15. Entire Agreement; Modification.

This Agreement and the Confidentiality Agreement contain the entire agreement between you and the Company concerning the matters set forth herein and supersede any other discussions, agreements, representations or warranties of any kind with regard to these matters, including, without limitation Employment Agreement, dated as of March 27, 2015, between Cambium Learning Group, Inc. and Carolyn Getridge. Any modification of this Agreement will only be effective if done in writing and signed by you and the Chairman of the Board.

If for any reason any provision of this Agreement shall be held invalid, that invalidity will not affect the remainder of this Agreement.

Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Best regards,

CAMBIUM LEARNING GROUP, INC.

/s/ John Campbell
Name: John Campbell
Title: Chief Executive Officer

Accepted and agreed to:

/s/ Carolyn Getridge
Name: Carolyn Getridge

Date: March 27, 2015